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PROSPECTUS SUPPLEMENT #1
to Prospectus dated March 9, 2004

Filed Pursuant to Rule 424(b)(3) of
the Rules and Regulations Under the
Securities Act of 1933

        Registration Statement Nos.
333-110138
333-110138-01
333-110138-02
333-110138-03
333-110138-04
333-110138-05
333-110138-06
333-110138-07
333-110138-08
333-110138-09
333-110138-10
333-110138-11
333-110138-12
333-110138-13
333-110138-14
333-110138-15
333-110138-16
333-110138-17
333-110138-18
333-110138-19
333-110138-20
333-110138-21

SEABULK INTERNATIONAL, INC.

9 1/2% Senior Notes Due 2013

RECENT DEVELOPMENTS

        We have attached to this prospectus supplement, and incorporated herein by reference into it:

  •
  the Quarterly Report on Form 10-Q of Seabulk International, Inc. for the period ended September 30, 2003;

  •
  the Quarterly Report on Form 10-Q of Seabulk America Partnership, Ltd. for the period ended September 30, 2003;

  •
  the Quarterly Report on Form 10-Q of Seabulk Transmarine Partnership, Ltd. for the period ended September 30, 2003; and

  •
  the Current Report on Form 8-K of Seabulk International, Inc. dated March 8, 2004.

  Prospectus Supplement dated March 9, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003
Commission File Number: 0-28732

SEABULK INTERNATIONAL, INC.

State of Incorporation: Delaware	I.R.S. Employer I.D.: 65-0966399
Address and Telephone Number: 2200 Eller Drive P.O. Box 13038 Ft. Lauderdale, Florida 33316 (954) 523-2200

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety days. Yes ☒    No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒    No ☐

        There were 23,336,404 shares of Common Stock, par value $0.01 per share, outstanding at November 1, 2003.

SEABULK INTERNATIONAL, INC.

Index

		Page
Part I.	Financial Information
Item 1.	Condensed Consolidated Financial Statements (Unaudited)	3
	Condensed Consolidated Balance Sheets at September 30, 2003 and December 31, 2002	3
	Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2003 and 2002	4
	Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002	5
	Notes to Condensed Consolidated Financial Statements	6
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Item 3.	Quantitative and Qualitative Disclosure of Market Risk	32
Item 4.	Controls and Procedures	33
Part II.	Other Information
Item 1.	Legal Proceedings	35
Item 2.	Changes in Securities	34
Item 3.	Default Upon Senior Securities	34
Item 4.	Submission of Matters to a Vote of Security Holders	34
Item 5.	Other Information	34
Item 6.	Exhibits and Reports on Form 8-K	34
Signature		35

        As used in this Report, the term "Parent" means Seabulk International, Inc., and the term "Company" means the Parent and/or one or more of its consolidated subsidiaries.

PART I.    FINANCIAL INFORMATION

Item 1.    Condensed Consolidated Financial Statements

Seabulk International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value data)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$47,038	$37,188
Restricted cash	1,337	1,337
Trade accounts receivable, net of allowance for doubtful accounts of $4,945 and $5,243 in 2003 and 2002, respectively	46,771	45,987
Other receivables	18,781	13,485
Marine operating supplies	7,791	8,139
Prepaid expenses and other	2,660	2,702

Total current assets	124,378	108,838
Vessels and equipment, net	531,612	545,169
Deferred costs, net	43,493	38,228
Other	10,423	10,860

Total assets	$709,906	$703,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,747	$11,343
Current maturities of long-term debt	21,076	24,315
Current obligations under capital leases	3,514	3,005
Accrued interest	7,072	1,733
Accrued liabilities and other	48,446	42,181

Total current liabilities	90,855	82,577
Long-term debt	402,229	410,858
Obligations under capital leases	33,137	28,748
Other liabilities	3,338	3,489

Total liabilities	529,559	525,672
Commitments and contingencies
Minority interest	789	623
Stockholders' equity:
Preferred stock, no par value—authorized 5,000; none issued and outstanding	—	—
Common stock—$.01 par value, authorized 40,000 shares; 23,334 and 23,124 shares issued and outstanding in 2003 and 2002, respectively	233	231
Additional paid-in capital	259,068	258,016
Unearned compensation	(765)	(99)
Accumulated deficit	(78,978)	(81,348)

Total stockholders' equity	179,558	176,800

Total liabilities and stockholders' equity	$709,906	$703,095

See notes to financial statements

Seabulk International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$79,670	$80,369	$236,823	$245,207
Operating expenses:
Crew payroll and benefits	21,195	22,098	63,514	66,728
Charter hire	2,285	2,162	5,934	5,871
Repairs and maintenance	6,647	6,768	18,844	21,573
Insurance	3,347	2,408	8,290	7,784
Fuel and consumables	6,490	6,707	18,735	21,622
Port charges and other	4,420	3,773	13,020	12,819

Total operating expenses	44,384	43,916	128,337	136,397
Overhead expenses:
Salaries and benefits	5,663	5,545	17,553	17,099
Office	1,264	1,180	3,681	3,773
Professional fees	846	1,064	2,450	2,507
Other	2,001	2,232	4,848	5,300

Total overhead expenses	9,774	10,021	28,532	28,679
Depreciation, amortization and drydocking	16,285	16,407	48,702	49,598
Gain on disposal of assets, net	250	287	1,433	1,641

Income from operations	9,477	10,312	32,685	32,174
Other (expense) income:
Interest expense	(9,109)	(11,617)	(25,410)	(36,695)
Interest income	91	71	300	208
Minority interest in gains (losses) of subsidiaries	61	56	(166)	(61)
Loss on early extinguishment of debt	(1,692)	(27,823)	(1,692)	(27,823)
Other	528	23	463	(26)

Total other expense, net	(10,121)	(39,290)	(26,505)	(64,397)

Income (loss) before provision for income taxes	(644)	(28,978)	6,180	(32,223)
Provision for income taxes	1,232	1,602	3,810	5,010

Net income (loss)	$(1,876)	$(30,580)	$2,370	$(37,233)

Net income (loss) per common share:
Net income (loss) per common share—basic	$(0.08)	$(2.37)	$0.10	$(3.29)

Net income (loss) per common share—diluted	$(0.08)	$(2.37)	$0.10	$(3.29)

Weighted average common shares outstanding—basic	23,199	12,899	23,161	11,304

Weighted average common shares outstanding—diluted	23,199	12,899	23,527	11,304

See notes to financial statements

Seabulk International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Operating activities:
Net income (loss)	$2,370	$(37,233)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of vessels and equipment	31,986	32,975
Amortization of drydocking costs	16,716	16,623
Provision for (recovery of) bad debts	161	(100)
Gains on disposal of assets, net	(1,433)	(1,641)
Loss on early extinguishment of debt	1,692	27,823
Amortization of discount on long-term debt and financing costs	1,123	3,876
Minority interest in gains of subsidiaries	166	61
Notes payable issued for payment of senior note accrued interest and fees	—	626
Other non-cash items	172	281
Changes in operating assets and liabilities:
Trade accounts and other receivables	(6,590)	10,364
Other current and long-term assets	534	3,905
Accounts payable and other liabilities	10,061	(2,551)

Net cash provided by operating activities	56,958	55,009
Investing activities:
Expenditures for drydocking	(19,833)	(16,573)
Proceeds from disposals of assets	8,647	11,587
Purchases of vessels and equipment	(24,208)	(3,066)
Investment in Joint Venture	(400)	—

Net cash used in investing activities	(35,794)	(8,052)
Financing activities:
Net payments of revolving credit facility	—	(9,000)
(Payments) proceeds of prior credit facility	(148,179)	178,800
Proceeds from 9.5% senior notes	150,000	—
Proceeds from long-term debt	6,525	—
Payments of long-term debt	(4,392)	(163,457)
Payments of prior senior notes	—	(101,499)
Proceeds of private placement, net of issuance costs	—	91,250
Payments of Title XI bonds	(15,552)	(3,997)
Payments of deferred financing costs under prior credit facility	(61)	(3,949)
Payments of deferred financing costs under 9.5% senior notes and amended credit facility	(4,607)	—
Net proceeds from sale leaseback	13,274	—
Payments of obligations under capital leases	(8,538)	(2,275)
Capitalized issue costs related to issuance of common stock	(27)	—
Proceeds from exercise of stock options	242	42
Proceeds from exercise of warrants	1	1

Net cash used in financing activities	(11,314)	(14,084)

Change in cash and cash equivalents	9,850	32,873
Cash and cash equivalents at beginning of period	37,188	11,631

Cash and cash equivalents at end of period	$47,038	$44,504

Supplemental schedule of noncash investing and financing activities:
Vessels exchanged for drydock expenditures	$—	$900

See notes to financial statements

Seabulk International, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

September 30, 2003

(Unaudited)

1.    Organization and Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. The consolidated balance sheet at December 31, 2002 has been derived from the audited financial statements at that date. The unaudited condensed consolidated financial statements and the consolidated balance sheet do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this report and the consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Except net income (loss), the Company has no material components of comprehensive income (loss).

        Certain financial statement reclassifications have been made to conform prior period data to the 2003 financial statement presentation.

2.    Senior Notes Offering

        On August 5, 2003, the Company completed the offering of $150 million of Senior Notes ("Notes") due 2013 through a private placement eligible for resale under Rule 144A and Regulation S. The net proceeds of the offering were used to repay a portion of the Company's indebtedness under its $180 million credit facility. Interest on the Notes will be payable semi-annually in arrears, commencing on February 15, 2004. The interest rate on the Notes sold to private institutional investors is 9.50%. The Notes are senior unsecured obligations guaranteed by certain of the Company's U.S. subsidiaries. The Notes are subject to certain covenants, including, among other things, limiting the Parent's and certain U.S. subsidiaries' ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, and make investments or sell assets. On October 31, 2003 the Company filed a registration statement with the SEC to register substantially identical senior notes to be exchanged for the Notes pursuant to a registration rights agreement, so that the notes may be eligible for trading in the public markets. On November 13, 2003, the registration statement was declared effective and the Company commenced the exchange offer. The exchange offer will expire on December 16, 2003, unless extended by the Company.

        In connection with the Notes offering, the Company amended and restated its $180 million credit facility. The amended credit facility consists of an $80 million revolving credit facility and has a five-year maturity. The amended credit facility is subject to semi-annual reductions commencing February 5, 2004. It is secured by first liens on certain of the Company's vessels (excluding vessels financed with Title XI financing and some of its other vessels), second liens on two vessels, and stock of certain subsidiaries and will be guaranteed by certain subsidiaries (see Note 12). The amended credit facility is subject to various financial covenants, including minimum ratios of adjusted EBITDA to adjusted interest expense and a minimum ratio of adjusted funded debt to adjusted EBITDA, minimum adjusted tangible net worth, and minimum fair market value of the Company's vessels.

3.    Early Extinguishment of Debt

        In connection with amending its $180 million credit facility, the Company wrote off approximately 45% of the unamortized financing costs of the existing credit facility. The total amount written off was approximately $1.1 million. In connection with the Senior Notes offering, the company paid $11.2 million to retire the debt of certain vessels financed with Title XI financing. As a result of this early retirement, the Company wrote off $400,000 of unamortized financing costs, and paid an early retirement premium of $226,000.

4.    Vessel Acquisitions

        In January 2003, the Company took delivery of the Seabulk Africa, a newbuild, state-of-the art, 236-foot, 5,500 horsepower UT-755L platform supply vessel. The vessel has joined the Company's West African fleet. The Seabulk Africa and related improvements were acquired for cash of approximately $17.8 million and financed in April 2003 by means of a sale leaseback arrangement with TransAmerica Capital for a lease term of 10 years, under which the Company will have an option to acquire the vessel after 8 years at a fixed price. The lease will be accounted for as a capital lease.

        The Company also took delivery of two newbuild vessels as bareboat charterer in February and March 2003. The Seabulk Badamyar is a 3800-horsepower anchor handling tug/supply vessel and Seabulk Nilar is a 3800-horsepower platform supply vessel. The Company is bareboat chartering the vessels from the shipbuilder, the Labroy Group in Indonesia, for deployment under time charters with a major international oil company in the Southeast Asia market. The term of each bareboat charter is three years with an option to purchase the vessel at fair market value at the end of the term. The leases will be accounted for as operating leases.

        In April 2003, the Company terminated a capital lease with TA Marine Inc. for the Seabulk Arizona and acquired the vessel for $6.9 million. The Seabulk Arizona is a 1998 built, 205-foot, 4,200 horsepower supply vessel. Financing was in the form of a 5-year, $6.5 million term loan provided by Orix Financial Services, Inc. with an interest rate of 5.81%.

        In June 2003, the Company purchased a Brazilian flag line handling vessel for operations in Brazil for $2.5 million. The Company also executed a vessel construction agreement in April 2003, through its newly formed Brazilian subsidiary, with a Brazilian shipyard for the construction of a modern platform supply vessel for a purchase price of $16.7 million for offshore energy support operations in Brazil. This vessel is expected to be completed in the third quarter of 2004. As of September 30, 2003, the Company had spent approximately $845,000 on the construction of the vessel. In August 2003, the Company entered into a second construction agreement, and made a down payment of $825,000, with the same yard, Promar, for a second identical vessel, to be delivered in the fourth quarter of 2004, for $16.5 million. In anticipation of such operations, the Company has established a Brazilian subsidiary called Seabulk Offshore do Brazil S.A.

        In August 2003, the Company entered into a five year bareboat charter with purchase option for a newly built anchor handler, the Seabulk South Atlantic, and took delivery of the vessel on September 2, 2003. In September 2003, the Company entered into a five year bareboat charter with purchase option for a newly built platform supply vessel, the Seabulk Asia, and took delivery of the vessel on October 1, 2003. The Company also purchased a small tender. All three vessels have been deployed in West Africa.

5.    Joint Venture Agreements

        In March 2003, the Company formed a joint venture company in Nigeria, named Modant Seabulk Nigeria Limited, with CTC International, Inc., a company owned by Nigerian interests. The Company has a 40% interest in Modant Seabulk Nigeria Limited. The Company also sold five of its crewboats operating in Nigeria to joint venture companies related to CTC International in April 2003 for $2 million. As a part of the proceeds of sale, the Company invested $400,000 and acquired a 20% interest in these joint venture vessel-owning companies. Modant Seabulk Nigeria Limited operates the crewboats. In July 2003, the five crewboats were reflagged into the Nigerian registry. Seabulk Offshore provides certain management services for the joint venture. The Company has not guaranteed any debt of the joint venture, nor is the Company required to provide additional funding.

        In September 2003, the Company entered into a joint venture agreement and formed a joint venture company called Angobulk SARL with Angola Drilling Company. The Company intends to bareboat charter offshore vessels to the joint venture company and provide certain ship management services for the joint venture company for offshore operations in Angola.

6.    Income Taxes

        For the three and nine months ended September 30, 2003 and 2002, a gross deferred tax liability and benefit, respectively, was computed using an estimated annual effective tax rate of 36%. Management has recorded a valuation allowance at September 30, 2003 and 2002 to reduce the net deferred tax assets to an amount that will more likely than not be realized. After application of the valuation allowance, the net deferred tax assets are zero. The current provision for income taxes for the three and nine-month periods ended September 30, 2003 and 2002 represents taxes withheld on foreign source revenue.

7.    Net Income (Loss) Per Common Share

        The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except for per share data)
Numerator for basic and diluted net income (loss) per share—net income (loss) available to common shareholders	$(1,876)	$(30,580)	$2,370	$(37,233)

Denominator for basic net income per share-weighted average shares	23,199	12,899	23,161	11,304
Effects of dilutive securities:
Stock options	—	—	173	—
Warrants	—	—	178	—
Restricted shares	—	—	15	—

Dilutive potential common shares	—	—	366	—

Denominator for diluted net income per share-adjusted weighted average shares and assumed conversions	23,199	12,899	23,527	11,304

Net income (loss) per share—basic	$(0.08)	$(2.37)	$0.10	$(3.29)

Net income (loss) per share—diluted	$(0.08)	$(2.37)	$0.10	$(3.29)

8.    Segment Information

        The Company organizes its business principally into three segments. The Company does not have significant intersegment transactions. These segments and their respective operations are as follows:

  Offshore Energy Support (Seabulk Offshore)—Offshore energy support includes vessels operating in U.S. and foreign locations used primarily to transport materials, supplies, equipment and personnel to drilling rigs and to support the construction, positioning and ongoing operations of oil and gas production platforms.

  Marine Transportation Services (Seabulk Tankers)—Marine transportation services includes oceangoing vessels used to transport chemicals, fuel and other petroleum products, primarily from chemical manufacturing plants, refineries and storage facilities along the U.S. Gulf of Mexico coast to industrial users and distribution facilities in and around the Gulf of Mexico, Atlantic and Pacific coast ports. Certain of the vessels also transport crude oil within Alaska and among Alaska, the Pacific coast and Hawaiian ports.

  Towing (Seabulk Towing)—Harbor and offshore towing services are provided by tugs to vessels utilizing the ports in which the tugs operate, and to vessels at sea to the extent required by offshore commercial contract opportunities and by environmental regulations, casualties or other emergencies.

        The Company evaluates performance by operating segment. Also, within the offshore energy support segment, the Company performs additional performance evaluations of vessels marketed in U.S. and foreign locations. Resources are allocated based on segment profit or loss from operations, before interest and taxes.

        Revenue by segment and geographic area consists only of services provided to external customers, as reported in the Statements of Operations. Income from operations by geographic area represents net revenue less applicable costs and expenses related to that revenue. Unallocated expenses are primarily comprised of general and administrative expenses of a corporate nature.

        The following schedules present segment and geographic information about the Company's operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue
Offshore energy support	$42,012	$42,969	$119,080	$130,341
Marine transportation services	27,981	30,442	89,908	92,023
Towing	9,799	7,041	28,100	23,084
Eliminations(1)	(122)	(83)	(265)	(241)

Total	$79,670	$80,369	$236,823	$245,207

Operating expenses
Offshore energy support	$24,535	$24,524	$70,752	$73,206
Marine transportation services	14,580	15,210	42,350	49,412
Towing	5,391	4,220	15,500	13,666
General Corporate	—	45	—	354
Eliminations(1)	(122)	(83)	(265)	(241)

Total	$44,384	$43,916	$128,337	$136,397

Depreciation, amortization and drydocking
Offshore energy support	$9,993	$10,722	$30,583	$32,440
Marine transportation services	4,910	4,432	14,068	13,494
Towing	956	830	2,774	2,400
General corporate	426	423	1,277	1,264

Total	$16,285	$16,407	$48,702	$49,598

Income (loss) from operations
Offshore energy support	$3,077	$3,687	$5,305	$12,255
Marine transportation services	7,578	9,839	30,625	26,645
Towing	2,084	940	5,896	3,703
General corporate	(3,262)	(4,154)	(9,141)	(10,429)

Total	$9,477	$10,312	$32,685	$32,174

Net income (loss)
Offshore energy support	$(1,672)	$(3,413)	$(7,936)	$(10,858)
Marine transportation services	3,737	5,829	17,751	12,087
Towing	1,028	(292)	3,362	(141)
General Corporate	(4,969)	(32,704)	(10,807)	(38,321)

Total	$(1,876)	$(30,580)	$2,370	$(37,233)

Geographic revenue
Domestic	$49,600	$48,589	$148,849	$151,511
Foreign
West Africa	19,396	22,178	59,125	65,049
Middle East	6,804	5,523	17,637	17,362
Southeast Asia	3,870	4,079	11,212	11,285

Consolidated geographic revenue	$79,670	$80,369	$236,823	$245,207

(1)
Eliminations of intersegment towing revenue and intersegment marine transportation operating expense.

9.    Commitments and Contingencies

        Under United States law, "United States persons" are prohibited from business activities and contracts in certain countries, including Sudan and Iran. The Company has filed three reports with and submitted documents to the Office of Foreign Asset Control ("OFAC") of the U.S. Department of Treasury. One of the reports was also filed with the Bureau of Export Administration of the U.S. Department of Commerce. The reports and documents related to certain limited charters with third parties involving three of the Company's vessels which called in the Sudan for several months in 1999 and January 2000, and charters with third parties involving several of the Company's vessels which called in Iran in 1998. In March 2003, the Company received notification from OFAC that the case has been referred to its Civil Penalties Division. Should OFAC determine that these activities constituted violations of the laws or regulations, civil penalties, including fines, could be assessed against the Company. The Company cannot predict the extent of such penalties; however, management does not believe the outcome of these matters will have a material impact on its financial position or results of operations.

        The Company was sued by Maritime Transportation Development Corporation (MTDC) in January 2002 in Florida state court in Broward County alleging broker commissions due since 1998 from charters on two of its vessels, the Seabulk Magnachem and Seabulk Challenger, under an alleged broker commission agreement. MTDC was controlled by the founders of the Company's predecessor company. The claim allegedly continues to accrue. The amount alleged to be due is over $500,000, but is subject to offset claims and defenses by the Company. The Company is vigorously defending such charges and believes that it has good defenses, but the Company cannot predict the ultimate outcome.

        Under the Company's mutual protection and indemnity marine insurance policy, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls experienced by its marine insurance club (Steamship). The maximum potential amount of additional premiums that can be assessed by Steamship is substantial. However, additional premiums can only be assessed for open policy years. Steamship usually closes a policy year approximately three years after the policy year has ended. As of November 1, 2003, completed policy years 2001 and 2002 are still open, but there have been no additional premiums assessed for these policy years. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

        From time to time, the Company is also party to personal injury and property damage claims litigation arising in the ordinary course of its business. Protection and indemnity marine liability insurance covers large injury and property damage claims in excess of the Company's significant deductibles and self-insured retentions.

10.    Stock-Based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock-based transactions and has complied with the disclosure requirements of SFAS 123. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise prices of the option and the fair market value of the Company's common stock at the date of grant recognized over the vesting period.

        On December 31, 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure provisions of SFAS 123 to require expanded disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements.

        The Company uses the Black-Scholes option valuation model to determine the fair value of options granted under the Company's stock option plans. Had compensation expense for the stock option grants been determined based on the fair value at the grant date for awards consistent with the methods of SFAS No. 123, the Company's net income (loss) would have changed by the pro forma amounts presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss), as reported	$(1,876)	$(30,580)	$2,370	$(37,233)
Stock-based compensation expense determined under the fair value method	$(66)	$(228)	$(763)	$(997)

Pro forma net income (loss)	$(1,942)	$(30,808)	$1,607	$(38,230)

Net income (loss) per common share:
Basic—as reported	$(0.08)	$(2.37)	$0.10	$(3.29)

Basic—pro forma	$(0.08)	$(2.39)	$0.07	$(3.38)

Diluted—as reported	$(0.08)	$(2.37)	$0.10	$(3.29)

Diluted—pro forma	$(0.08)	$(2.39)	$0.07	$(3.38)

11.    Recent Accounting Pronouncements

        In June 2001, the Accounting Executive Committee of the American Institute of Certified Public Accountants issued an exposure draft of a proposed Statement of Position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and prohibit the use of the deferral of the entire cost of a planned major maintenance activity. Currently, the costs incurred to drydock the Company's vessels are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 30 to 36 months. At its September 9, 2003 meeting, AcSEC voted to approve the SOP. The SOP is expected to be presented for FASB clearance in the first quarter of 2004 and would be applicable for fiscal years beginning after December 15, 2004. Management has determined that this SOP may have a material effect on the consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 14, and Technical Corrections, which eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect, and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. As a result of the January 1, 2003 adoption date of the standard, the Company has reclassified to continuing operations amounts previously reported as extinguishments of debt.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses the financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002. The adoption of the standard is not expected to have a significant impact on the Company.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, it must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the variable interest entity. The primary beneficiary is defined as the party which, as a result of holding its variable interest, absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2003. The Company has determined that the adoption of FIN 46 will not have a significant impact on its financial position, results of operations or cash flows.

12.    Supplemental Condensed Consolidated Financial Information

        On August 5, 2003, the Company completed the offering of $150 million of Senior Notes due 2013 through a private placement eligible for resale under Rule 144 A and Regulation S. The net proceeds of the offering were used to repay a portion of the Company's indebtedness under its $180 million credit facility.

        The restricted subsidiaries represent the Company's subsidiaries that are subject to the terms and conditions outlined in the indenture governing the Senior Notes. Only domestic restricted subsidiaries guarantee the notes, jointly and severally, on a senior unsecured basis. The non-guarantor unrestricted subsidiaries represent the subsidiaries that own the five double-hull tankers which are financed by the Title XI debt with recourse to these tankers and the subsidiaries that own them. These subsidiaries are designated as unrestricted subsidiaries under the indenture governing the Senior Notes and will not guarantee the notes.

        Supplemental financial information for the Company and its guarantor restricted subsidiaries, non-guarantor restricted subsidiaries and non-guarantor unrestricted subsidiaries for the senior notes is presented below.

Condensed Consolidating Balance Sheet

(in thousands)

As of September 30, 2003

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$6,988	$553	$2,995	$8,715	$27,787	$—	$47,038
Restricted cash	—	—	—	1,337	—	—	1,337
Trade accounts receivable, net	(130)	13,526	707	32,172	496	—	46,771
Other receivables	1,180	5,541	25	11,856	179	—	18,781
Marine operating supplies	83	792	1,421	3,379	2,116	—	7,791
Due (to) from affiliates	—	77,522	—	123,204	7,162	(207,888)	—
Prepaid expenses and other	783	140	13	1,446	278	—	2,660

Total current assets	8,904	98,074	5,161	182,109	38,018	(207,888)	124,378
Vessels and equipment, net	36,377	141,593	29,670	104,370	219,602	—	531,612
Deferred costs, net	11,863	8,275	1,227	14,339	7,789	—	43,493
Investments in affiliates	512,868	2,861	—	—	—	(515,729)	—
Due from affiliates	31,854	—	—	—	—	(31,854)	—
Other	1,796	2,132	—	1,124	5,371	—	10,423

Total assets	$603,662	$252,935	$36,058	$301,942	$270,780	$(755,471)	$709,906

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$608	$2,875	$—	$7,066	$198	$—	$10,747
Current maturities of long-term debt	14,086	2,154	—	—	4,836	—	21,076
Current obligations under capital Leases	1,025	2,489	—	—	—	—	3,514
Accrued interest	2,583	167	—	—	4,322	—	7,072
Due (to) from affiliates	204,300	—	63	—	—	(204,363)	—
Accrued liabilities and other	9,257	3,203	444	34,770	772	—	48,446

Total current liabilities	231,859	10,888	507	41,836	10,128	(204,363)	90,855
Long-term debt	178,725	14,942	—	—	208,562	—	402,229
Obligations under capital leases	11,835	21,302	—	—	—	—	33,137
Due to affiliates	—	—	31,854	—	—	(31,854)
Other liabilities	1,685	538	—	1,068	47	—	3,338

Total liabilities	424,104	47,670	32,361	42,904	218,737	(236,217)	529,559

Commitments and contingencies
Minority interest	—	—	—	—	—	789	789
Total stockholders' equity (deficit)	179,558	205,265	3,697	259,038	52,043	(520,043)	179,558

Total liabilities and stockholders' equity (deficit)	$603,662	$252,935	$36,058	$301,942	$270,780	$(755,471)	$709,906

Condensed Consolidating Balance Sheet

(in thousands)

	As of December 31, 2002
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$12,316	$413	$13	$4,802	$19,644	$—	$37,188
Restricted cash	—	—	—	1,337	—	—	1,337
Trade accounts receivable, net	580	15,051	723	28,239	1,394	—	45,987
Other receivables	797	3,415	2	8,890	381	—	13,485
Marine operating supplies	121	1,673	586	3,504	2,255	—	8,139
Due (to) from affiliates	—	84,113	—	134,054	—	(218,167)	—
Prepaid expenses and other	652	803	28	1,033	186	—	2,702

Total current assets	14,466	105,468	1,352	181,859	23,860	(218,167)	108,838
Vessels and equipment, net	39,944	153,705	32,052	93,259	226,209	—	545,169
Deferred costs, net	8,243	7,528	1,840	13,715	6,902	—	38,228
Investments in affiliates	513,909	30,504	—	—	—	(544,413)	—
Due from affiliates	31,478	—	—	—	—	(31,478)	—
Other	1,931	3,165	—	5,345	419	—	10,860

Total assets	$609,971	$300,370	$35,244	$294,178	$257,390	$(794,058)	$703,095

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$3,094	$2,397	$—	$5,783	$69	$—	$11,343
Current maturities of long-term debt	17,586	2,055	—	—	4,674	—	24,315
Current obligations under capital Leases	—	3,005	—	—	—	—	3,005
Accrued interest	671	393	—	—	669	—	1,733
Due (to) from affiliates	221,424	—	60	—	206	(221,690)	—
Accrued liabilities and other	10,013	3,306	518	27,520	824	—	42,181

Total current liabilities	252,788	11,156	578	33,303	6,442	(221,690)	82,577
Long-term debt	178,500	21,337	—	—	211,021	—	410,858
Obligations under capital leases	—	28,748	—	—	—	—	28,748
Due to affiliates	—	—	31,478	—	—	(31,478)	—
Other liabilities	1,883	616	—	944	46	—	3,489

Total liabilities	433,171	61,857	32,056	34,247	217,509	(253,168)	525,672

Commitments and contingencies
Minority interest	—	—	—	—	—	623	623
Total stockholders' equity (deficit)	176,800	238,513	3,188	259,931	39,881	(541,513)	176,800

Total liabilities and stockholders' equity (deficit)	$609,971	$300,370	$35,244	$294,178	$257,390	$(794,058)	$703,095

Condensed Consolidating Statement of Operations

(in thousands)

	Three Months Ended September 30, 2003
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$9,609	$21,458	$3,358	$30,368	$14,999	$(122)	$79,670
Operating expenses	6,386	13,317	2,098	16,609	6,096	(122)	44,384
Overhead expenses	3,139	2,540	208	3,482	405	—	9,774
Depreciation, amortization and drydocking	2,053	3,745	821	7,218	2,448	—	16,285
Gain (loss) on disposal of assets, net	—	253	—	(3)	—	—	250

Income (loss) from operations	(1,969)	2,109	231	3,056	6,050	—	9,477
Other (expense) income	(1,302)	(2,391)	(410)	(2,184)	(3,895)	61	(10,121)

Income (loss) before income taxes	(3,271)	(282)	(179)	872	2,155	61	(644)
Provision for income taxes	—	—	—	1,232	—	—	1,232

Net income (loss)	$(3,271)	$(282)	$(179)	$(360)	$2,155	$61	$(1,876)

Condensed Consolidating Statement of Operations

(in thousands)

	Three Months Ended September 30, 2002
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$11,903	$18,477	$2,872	$31,781	$15,419	$(83)	$80,369
Operating expenses	6,671	12,324	1,804	16,934	6,266	(83)	43,916
Overhead expenses	4,057	2,447	221	2,960	336	—	10,021
Depreciation, amortization and drydocking	1,966	4,081	527	7,482	2,351	—	16,407
Gain on disposal of assets, net	—	88	—	199	—	—	287

Income (loss) from operations	(791)	(287)	320	4,604	6,466	—	10,312
Other (expense) income	(28,119)	(3,372)	(491)	(3,367)	(3,997)	56	(39,290)

Income (loss) before income taxes	(28,910)	(3,659)	(171)	1,237	2,469	56	(28,978)
Provision for income taxes	—	—	—	1,602	—	—	1,602

Net income (loss)	$(28,910)	$(3,659)	$(171)	$(365)	$2,469	$56	$(30,580)

Condensed Consolidating Statement of Operations

(in thousands)

	Nine Months Ended September 30, 2003
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$33,366	$59,023	$10,705	$88,272	$45,722	$(265)	$236,823
Operating expenses	18,161	37,864	6,105	48,386	18,086	(265)	128,337
Overhead expenses	8,848	7,425	663	10,389	1,207	—	28,532
Depreciation, amortization and drydocking	5,920	11,714	2,166	21,691	7,211	—	48,702
Gain on disposal of assets, net	—	1,040	—	393	—	—	1,433

Income (loss) from operations	437	3,060	1,771	8,199	19,218	—	32,685
Other expense	(1,329)	(6,686)	(1,261)	(5,281)	(11,782)	(166)	(26,505)

Income (loss) before income taxes	(892)	(3,626)	510	2,918	7,436	(166)	6,180
Provision for income taxes	—	—	—	3,810	—	—	3,810

Net income (loss)	$(892)	$(3,626)	$510	$(892)	$7,436	$(166)	$2,370

Condensed Consolidating Statement of Operations

(in thousands)

	Nine Months Ended September 30, 2002
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$32,036	$63,805	$9,781	$93,696	$46,130	$(241)	$245,207
Operating expenses	20,152	40,376	5,759	50,055	20,296	(241)	136,397
Overhead expenses	9,733	7,886	658	9,089	1,313	—	28,679
Depreciation, amortization and drydocking	5,901	13,086	1,670	21,792	7,149	—	49,598
Gain (loss) on disposal of assets, net	—	1,901	—	(260)	—	—	1,641

Income (loss) from operations	(3,750)	4,358	1,694	12,500	17,372	—	32,174
Other (expense) income	(28,822)	(11,401)	(1,510)	(10,548)	(12,055)	(61)	(64,397)

Income (loss) before income taxes	(32,572)	(7,043)	184	1,952	5,317	(61)	(32,223)
Provision for income taxes	—	—	—	5,010	—	—	5,010

Net income (loss)	$(32,572)	$(7,043)	$184	$(3,058)	$5,317	$(61)	$(37,233)

Condensed Consolidating Statement of Cash Flows

(in thousands)

Nine Months Ended September 30, 2003

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(6,614)	$17,752	$2,993	$30,485	$12,342	$—	$56,958
Investing activities:
Expenditures for drydocking	(2,927)	(5,808)	—	(9,242)	(1,856)	—	(19,833)
Proceeds from disposals of assets	—	3,993	—	4,654	—	—	8,647
Purchases of vessels and equipment	(1,253)	(1,314)	(11)	(21,584)	(46)	—	(24,208)
Investment in Joint Venture	—	—	—	(400)	—	—	(400)

Net cash used in investing activities	(4,180)	(3,129)	(11)	(26,572)	(1,902)	—	(35,794)
Financing activities:
Payments of prior credit facility	(148,179)	—	—	—	—	—	(148,179)
Proceeds of 9.5% senior notes	150,000	—	—	—	—	—	150,000
Proceeds from long-term debt	—	6,525	—	—	—	—	6,525
Payments of long-term debt	(3,075)	(1,317)	—	—	—	—	(4,392)
Payments of Title XI bonds	(1,525)	(11,730)	—	—	(2,297)	—	(15,552)
Payment of deferred financing costs under prior credit facility	(61)	—	—	—	—	—	(61)
Payments of deferred financing costs under 9.5% senior notes and amended credit facility	(4,607)	—	—	—	—	—	(4,607)
Net proceeds from sale leaseback	13,274	—	—	—	—	—	13,274
Payments of obligations under capital leases	(577)	(7,961)	—	—	—	—	(8,538)
Capitalized issue costs related to issuance of common stock	(27)	—	—	—	—	—	(27)
Proceeds from exercise of stock options	242	—	—	—	—	—	242
Proceeds from exercise of warrants	1	—	—	—	—	—	1

Net cash provided by (used in) financing activities	5,466	(14,483)	—	—	(2,297)	—	(11,314)

Increase (decrease) in cash and cash equivalents	(5,328)	140	2,982	3,913	8,143	—	9,850
Cash and cash equivalents at beginning of period	12,316	413	13	4,802	19,644	—	37,188

Cash and cash equivalents at end of period	$6,988	$553	$2,995	$8,715	$27,787	$—	$47,038

Condensed Consolidating Statement of Cash Flows

(in thousands)

Nine Months Ended September 30, 2002

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$29,775	$1,372	$66	$8,013	$15,783	$—	$55,009
Investing activities:
Expenditures for drydocking	(3,475)	(3,242)	—	(9,769)	(87)	—	(16,573)
Proceeds from disposals of assets	—	7,663	—	2,420	1,504	—	11,587
Purchases of vessels and equipment	(301)	(2,374)	(72)	(319)	—	—	(3,066)

Net cash provided by (used in) investing activities	(3,776)	2,047	(72)	(7,668)	1,417	—	(8,052)
Financing activities:
Net repayment of revolving credit facility	(9,000)	—	—	—	—	—	(9,000)
Proceeds of prior credit facility	178,800	—	—	—	—	—	178,800
Payments of long-term debt	(162,496)	(961)	—	—	—	—	(163,457)
Payment of prior senior notes	(101,499)	—	—	—	—	—	(101,499)
Proceeds of private placement, net of issuance costs	91,250	—	—	—	—	—	91,250
Payments of Title XI bonds	(1,525)	(323)	—	—	(2,149)	—	(3,997)
Payments of obligations under capital leases	—	(2,275)	—	—	—	—	(2,275)
Payment of deferred financing costs under prior credit facility	(3,949)	—	—	—	—	—	(3,949)
Proceeds from exercise of warrants	1	—	—	—	—	—	1
Proceeds from exercise of stock options	42	—	—	—	—	—	42

Net cash used in financing activities	(8,376)	(3,559)	—	—	(2,149)	—	(14,084)

Increase (decrease) in cash and cash equivalents	17,623	(140)	(6)	345	15,051	—	32,873
Cash and cash equivalents at beginning of period	250	270	14	3,888	7,209	—	11,631

Cash and cash equivalents at end of period	$17,873	$130	$8	$4,233	$22,260	$—	$44,504

13.    Subsequent Event

       On October 20, 2003, the Company entered into a ten-year interest rate swap agreement with Fortis Bank and other members of its bank group. Through this derivative instrument, which covers a notional amount of $150 million, the Company effectively converted the interest rate on its outstanding 9.5% senior notes due August 2013 to a floating rate based on LIBOR. The current effective floating interest rate is 6.05%. The swap agreement is expected to be secured by a second lien on the assets that secure the Company's amended and restated credit facility.

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the condensed consolidated financial statements and the related notes thereto included elsewhere in this Report and the 2002 Form 10-K.

        The MD&A contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in the MD&A are forward-looking statements. Although the Company believes that the expectations and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that they will prove correct. For information regarding the risks and uncertainties that could cause such forward-looking statements to prove incorrect, see "Projections and Other Forward-Looking Information" in Item 1 of the 2002 Form 10-K.

Critical Accounting Policies and Estimates

        For general information concerning critical accounting policies as well as estimates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations, Critical Accounting Policies and Estimates" in the 2002 Form 10-K.

        In June 2001, the Accounting Executive Committee of the American Institute of Certified Public Accountants issued an exposure draft of a proposed Statement of Position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and prohibit the use of the deferral of the entire cost of a planned major maintenance activity. Currently, the costs incurred to drydock the Company's vessels are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 30 to 36 months. At its September 9, 2003 meeting, AcSEC voted to approve the SOP. The SOP is expected to be presented for FASB clearance in the first quarter of 2004 and would be applicable for fiscal years beginning after December 15, 2004. Management has determined that this SOP may have a material effect on the consolidated financial statements.

Revenue Overview

        The Company derives its revenue from three main lines of business—Seabulk Offshore, Seabulk Tankers, and Seabulk Towing. Seabulk Offshore, the Company's domestic and international offshore energy support business, accounted for approximately 53% of Company revenue for the three months ended September 30, 2003 and 2002. Marine transportation, under the name Seabulk Tankers, consists of the Company's Jones Act domestic tanker business, in which it owns nine petroleum and chemical product carriers in the domestic coastwise trade and leases one vessel under a bareboat charter. Seabulk Tankers accounted for approximately 35% and 38% of Company revenue for the three months ended September 30, 2003 and 2002, respectively. Seabulk Towing, the Company's domestic harbor and offshore towing business, accounted for approximately 12% and 9% of Company revenue for the three months ended September 30, 2003 and 2002, respectively.

Seabulk Offshore

        Revenue from the Company's offshore energy support operations is primarily a function of the size of the Company's fleet, vessel day rates or charter rates, and fleet utilization. Rates and utilization are primarily a function of offshore exploration, development, and production activities, which are in turn heavily dependent upon the price of crude oil and natural gas. Further, in certain areas where the Company conducts offshore energy support operations (particularly the U.S. Gulf of Mexico), contracts for the utilization of offshore energy support vessels commonly include termination provisions with three to five day notice requirements and no termination penalty. As a result, companies engaged in offshore energy support operations (including the Company) are particularly sensitive to changes in market demand.

        As the Company's offshore energy support fleet gets older, the Company's strategy is to look for opportunities to upgrade its offshore fleet to higher-value, larger and newer vessels and to reduce the number of older and smaller vessels, mainly crewboats, in its fleet.

        The Company is planning a newbuild program for offshore fleet replacement and enhancement, which remains subject to negotiating acceptable agreements and financing arrangements, which have not been finalized. In anticipation of this program, the Company has already added three vessels to its West African fleet: the Seabulk Africa, Seabulk South Atlantic and Seabulk Asia; two vessels to its Southeast Asia fleet: the Seabulk Badamyar and Seabulk Nilar; and an inaugural vessel to its Brazilian fleet, the Seabulk Ipanema. The Company has also executed contracts for two offshore newbuilds for deployment in Brazil.

        The Company sold 16 offshore energy support vessels during the first nine months of 2003 for an aggregate total of $8.2 million and a gain of approximately $1.5 million. The Company sold 17 offshore energy support vessels during 2002 for an aggregate total of $6.8 million and a gain of approximately $55,000.

        Periods for collection of receivables in certain foreign areas of operation in the offshore business tend to be longer than is usual for the United States. The Company regularly monitors all such receivable accounts and believes that it has accrued adequate reserves where necessary.

        The following tables set forth, by primary area of operation, average day rates achieved by the offshore energy fleet owned or operated by the Company and average utilization for the periods indicated. Average day rates are calculated by dividing total revenue by the number of days worked. Utilization percentages are based upon the number of working days over a 365/366-day year and the number of vessels in the fleet on the last day of the quarter.

	Q1 2003				Q2 2003				Q3 2003
	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other
Domestic(1)
Vessels(2)	21	—	25	2	21	—	25	2	21	—	24	2
Laid-Up	—	—	—	1	—	—	—	1	—	—	—	1
Effective Utilization(3)	56%	—	61%	—	67%	—	69%	—	73%	—	77%	—
Day Rate	$5,192	—	$2,330	—	$4,989	—	$2,422	—	$4,970	—	$2,557	—
West Africa
Vessels(2)	32	4	6	1	32	4	1	—	33	4	1	1
Laid-Up	—	—	—	—	—	—	—	—	—	—	—	—
Effective Utilization(3)	80%	72%	97%	—	83%	76%	—	—	78%	86%	—	—
Day Rate	$7,223	$6,131	$3,028	—	$7,199	$6,198	—	—	$7,321	$6,265	—	—
Middle East
Vessels(2)	6	6	7	6	6	6	7	6	6	6	7	6
Laid-Up	—	—	—	1	—	—	—	1	—	—	—	1
Effective Utilization(3)	90%	56%	86%	52%	89%	48%	95%	50%	91%	63%	92%	71%
Day Rate	$3,283	$4,457	$1,682	$5,213	$3,393	$5,364	$1,677	$4,246	$3,476	$5,266	$1,742	$5,341
Southeast Asia
Vessels(2)	9	1	—	1	8	—	—	1	8	—	—	1
Laid-Up	—	—	—	—	—	—	—	—	—	—	—	—
Effective Utilization(3)	59%	—	—	—	80%	—	—	—	78%	—	—	—
Day Rate	$5,936	—	—	—	$5,321	—	—	—	$5,310	—	—	—

(1)
Domestic consists of vessels operating in the United States, the U.S. Gulf of Mexico and Mexico.

(2)
Held-for-sale and bareboat-out vessels are excluded from the vessel count.

(3)
Effective utilization excludes laid-up vessels.

	Q1 2002				Q2 2002				Q3 2002				Q4 2002
	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other	AHTS/ Supply	AHT/ Tugs	Crew/ Utility	Other
Domestic(1)
Vessels(2)	24	—	30	2	21	—	31	2	21	—	31	2	21	—	28	2
Bareboat-out	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Laid-Up	—	—	—	1	—	—	—	1	—	—	—	1	—	—	—	1
Effective Utilization(3)	59%	—	65%	—	63%	—	58%	—	63%	—	62%	—	65%	—	65%	—
Day Rate	$6,687	—	$2,666	—	$6,005	—	$2,469	—	$5,581	—	$2,530	—	$5,252	—	$2,315	—
West Africa
Vessels(2)	29	5	7	1	30	5	6	1	30	5	6	1	30	4	6	1
Laid-Up	—	1	—	—	—	1	—	—	—	1	—	—	—	—	—	—
Effective Utilization(3)	84%	86%	89%	97%	85%	97%	84%	—	80%	87%	76%	—	79%	71%	68%	—
Day Rate	$7,368	$6,613	$3,124	—	$8,042	$6,522	$2,722	—	$7,787	$6,234	$2,976	—	$7,316	$5,891	$2,878	—
Middle East
Vessels(2)	6	8	8	5	6	8	8	5	6	8	8	5	6	7	7	5
Laid-Up	—	1	1	1	—	1	1	1	—	1	1	1	—	—	—	1
Effective Utilization(3)	83%	75%	81%	77%	79%	62%	85%	66%	92%	49%	88%	65%	86%	71%	95%	57%
Day Rate	$3,265	$4,571	$1,649	$4,502	$3,250	$5,048	$1,668	$4,475	$3,496	$4,556	$1,646	$4,181	$3,684	$3,991	$1,666	$4,197
Southeast Asia
Vessels(2)	8	—	5	2	8	—	—	2	8	—	—	2	8	—	—	2
Laid-Up	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effective Utilization(3)	59%	—	53%	44%	68%	—	—	—	66%	—	—	—	61%	—	—	—
Day Rate	$5,510	—	$1,472	—	$6,320	—	—	—	$5,584	—	—	—	$6,484	—	—	—

(1)
Domestic consists of vessels operating in the United States, the U.S. Gulf of Mexico and Mexico.

(2)
Held-for-sale and bareboat-out vessels are excluded from the vessel count.

(3)
Effective utilization excludes laid-up vessels.

        Domestic revenue for the nine months ended September 30, 2003 was adversely affected by the continued slowdown in natural gas and crude oil drilling activity in the U.S. Gulf of Mexico. Despite relatively high natural gas prices, exploration and production companies in the U.S. Gulf of Mexico have been unwilling to invest in new projects. Some exploration and drilling companies have reduced their expectations for energy prospects in the mature Gulf of Mexico market. In the meantime, the Company is exploring charter opportunities in Mexico, which remains an active market. In the third quarter the Company moved one vessel from the U.S. Gulf of Mexico, and a total of three vessels in 2003 through November 1, to short-term charters in Mexico.

        International offshore revenues for the nine months ended September 30, 2003 decreased slightly from the same period in the prior year. In West Africa, the demand for vessels, and hence utilization, remained strong as this is an oil-driven deepwater market with longer time horizons and increasing exploration and production budgets primarily from oil company majors. However, revenue decreased as both day rates and utilization declined slightly from the peak levels achieved in the second and third quarters of 2002, and the Company sold six vessels in its West African fleet during the first nine months of 2003. The Company also redeployed one vessel and added three newbuild vessels to its West African operations during the nine months of 2003. The recent unrest in Nigeria did not have a significant impact on the Company's operations.

        International vessel demand is primarily driven by crude oil exploration and production. During the third quarter of 2003, crude oil prices and demand remained firm. The Company expects, based on oil company projections and independent analyses, that international exploration and production spending will continue to increase in West Africa, which should strengthen vessel demand in that area. Revenue remained substantially the same in the third quarter of 2003 versus the prior year for the Company's Middle East and Southeast Asia operations.

        The Company had two offshore vessels in "held-for-sale" status as of September 30, 2003. The balance is included in other assets on the condensed consolidated balance sheet.

Seabulk Tankers

        Revenue from the Company's marine transportation services business is derived from the operations of ten tankers carrying crude oil, petroleum products and chemical products in the U.S. Jones Act trade.

        The Company's tanker fleet operates on either long-term time charters, bareboat charters, or pursuant to contracts of affreightment. The Company currently has six tankers operating under long-term time charters, three on contracts of affreightment and one under a bareboat charter.

        The following table sets forth the number of vessels and revenue for the Company's petroleum and chemical product carriers:

	Nine Months Ended September 30,
	2003	2002
Number of vessels owned at end of period	10	10
Revenue (in thousands)	$89,908	$88,138

        Tanker revenue increased by 2.0% in the first nine months of 2003 compared to the same period in the prior year as a result of improved rates and higher utilization.

        Petroleum Tankers.    Demand for the Company's crude oil and petroleum product transportation services is dependent on several factors, including production and refining levels in the United States, domestic consumer and commercial consumption of petroleum products and chemicals, and competition from foreign imports. The Company owned eight petroleum product tankers at September 30, 2003. Five of these are double-hull, state-of-the-art vessels, of which two have chemical-carrying capability. Since January 2002, a major oil company charterer has had exclusive possession and control of one of the petroleum product tankers and is responsible for all operating and drydocking expenses of the vessel. The bareboat charter will be converted to a transportation contract during the fourth quarter of 2003, after which the vessel will begin trading in foreign commerce. During the third quarter of 2003, one tanker's time charter with a major oil company was renewed for two years. Two other time charters with another oil company were renewed for periods of one year and two-and-one-half years, respectively. Although the Company's Jones Act fleet has benefited from a tightening domestic tanker market, increased competition from foreign imported product has had a moderating effect on Jones Act tanker rates. None of the Company's single-hull vessels is scheduled for retirement under OPA 90 before 2007.

        Chemical Tankers.    Demand for the Company's industrial chemical transportation services generally coincides with overall domestic economic activity. The Company operated two chemical tankers and one of the five double-hull vessels in the chemical trade as of September 30, 2003. The two chemical tankers are double-bottom ships. The higher day rate environment for petroleum tankers over the last two years has carried over into the chemical tanker market as charterers look for quality tonnage to replace older single-hull vessels. However, as noted above under "Petroleum Tankers", the changing industrial needs in U.S. markets, as well as increased competition from foreign imports, have had a moderating effect on chemical tanker rates.

Seabulk Towing

        Revenue derived from the Company's tug operations is primarily a function of the number of tugs available to provide services, the rates charged for their services, the volume of vessel traffic requiring docking and other ship-assist services, and competition. Vessel traffic, in turn, is largely a function of the general trade activity in the region served by the port.

        The following table summarizes certain operating information for the Company's tugs:

	Nine Months Ended September 30,
	2003	2002
Number of tugs at end of period	28	31
Revenue (in thousands)	$28,100	$23,084

        Towing revenue increased 21.7% in the first nine months of 2003 compared to the same period in the prior year due to increased vessel traffic in certain of the Company's ports and other factors, including higher rates and improved utilization of the Company's tug fleet.

        The Company has been the sole provider of docking services in Port Canaveral, the smallest of its harbor towing markets. As a result of a proceeding before the Federal Maritime Commission in the first quarter of 2003, the Company is expected to have a competitor in Port Canaveral. Port Canaveral Towing intends to continue its operations at Port Canaveral.

Overview of Operating Expenses and Capital Expenditures

        The Company's operating expenses are primarily a function of fleet size and utilization. The most significant expense categories are crew payroll and benefits, maintenance and repairs, fuel, insurance and charter hire. For general information concerning these categories of operating expenses as well as capital expenditures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations, Overview of Operating Expenses and Capital Expenditures" in the 2002 Form 10-K.

Results of Operations

        The following table sets forth certain selected financial data and percentages of revenue for the periods indicated:

	Three Months Ended September 30,
	2003		2002
	(in millions)
Revenue	$79.7	100.0%	$80.4	100.0%
Operating expenses	44.4	55.7	43.9	54.6
Overhead expenses	9.8	12.3	10.1	12.6
Depreciation, amortization and drydocking	16.3	20.4	16.4	20.4
Gain on disposal of assets, net	0.3	0.3%	0.3	0.4%

Income from operations	$9.5	11.9%	$10.3	12.8%

Interest expense, net	$9.0	11.3%	$11.5	14.3%

Other expense, net	$(1.1)	1.4%	$(27.7)	(34.5)

Net loss	$(1.9)	(2.4)%	$(30.6)	(38.0)%

Three months ended September 30, 2003 compared with the three months ended September 30, 2002

        Revenue.    Revenue decreased 0.9% to $79.7 million for the three months ended September 30, 2003 from $80.4 million for the three months ended September 30, 2002.

        Offshore energy support revenue decreased 2.2% to $42.0 million for the three months ended September 30, 2003 from $43.0 million for the same period in 2002, primarily due to reduced revenue from the U.S. Gulf of Mexico and the West Africa operating region. Revenue from the U.S. Gulf of Mexico decreased during the three months ended September 30, 2003 compared to the same period in 2002 primarily due to reduced exploration and production activity, a decline in day rates and lower vessel count. The decrease in West Africa revenue was driven by lower day rates and utilization and a reduction in vessel count.

        Marine transportation revenue decreased 8.1% to $28.0 million for the three months ended September 30, 2003 from $30.4 million for the three months ended September 30, 2002. This decrease is primarily due to an increase in off-hire days as a result of regularly scheduled vessel drydockings for two tankers and an unscheduled engine repair for one tanker.

        Towing revenue increased 39.2% to $9.8 million for the three months ended September 30, 2003 from $7.0 million for the three months ended September 30, 2002. The increase in revenue is due to increased vessel traffic in certain of the Company's ports and other factors, including higher rates and improved utilization of the Company's tug fleet.

        Operating Expenses.    Operating expenses increased 1.1% to $44.4 million for the three months ended September 30, 2003 from $43.9 million for the same period in 2002. Payroll decreased in the struggling U.S. Gulf of Mexico market due to lower crewing costs and in the tanker segment due to strong payroll expense control. Insurance increased due to larger reserves under the Company's protection and indemnity policy as the deductible increased from prior year. As a percentage of revenue, operating expenses increased to 55.7% for the three months ended September 30, 2003 from 54.6% for the 2002 period.

        Overhead Expenses.    Overhead expenses decreased 2.5% to $9.8 million for the three months ended September 30, 2003 from $10.0 million for the same period in 2002, primarily due to a decrease in professional fees and other overhead. Other overhead decreased as a result of a decrease in insurance expense as the Company paid a one-time Directors and Officers policy premium in 2002 related to the previous Board of Directors. As a percentage of revenue, overhead expenses decreased to 12.3% for the three months ended September 30, 2003 compared to 12.6% for the same period in 2002.

        Depreciation, Amortization and Drydocking.    Depreciation, amortization and drydocking remained substantially the same at $16.3 million for the three months ended September 30, 2003 compared with $16.4 million for the three months ended September 30, 2002.

        Gain on Disposal of Assets.    Gain on disposal of assets decreased 12.9% to $250,000 for the three months ended September 20, 2003 from $287,000 for the same period in 2002. The Company sold one offshore energy support vessel in the three months ended September 30, 2003 compared to two vessels for the same period in 2002.

        Net Interest Expense.    Net interest expense decreased 21.9% to $9.0 million for the three months ended September 30, 2003 from $11.5 million for the same period in 2002. The decrease is primarily due to a lower debt balance and lower interest rates as a result of the recapitalization in September 2002.

        Other Expense, Net.    Other expense, net decreased 96.0% to $1.1 million for the three months ended September 30, 2003 compared to other expense, net of $27.7 million for the same period in

2002, primarily due to the loss on early extinguishment of debt of $27.8 million in the 2002 period as a result of the recapitalization in September 2002.

Nine months ended September 30, 2003 compared with the nine months ended September 30, 2002

        Revenue.    Revenue decreased 3.4% to $236.8 million for the nine months ended September 30, 2003 from $245.2 million for the nine months ended September 30, 2002.

        Offshore energy support revenue decreased 8.6% to $119.1 million for the nine months ended September 30, 2003 from $130.3 million for the same period in 2002, primarily due to reduced revenue from the U.S. Gulf of Mexico. Revenue from the U.S. Gulf of Mexico decreased during the nine months ended September 30, 2003 compared to the same period in 2002 primarily due to reduced exploration and production activity, a decline in day rates and lower vessel count. In addition, revenue decreased in West Africa due to a lower vessel count and a reduction in day rates and utilization.

        Marine transportation revenue decreased 2.3% to $89.9 million for the nine months ended September 30, 2003 as compared to $92.0 million for the nine months ended September 30, 2002. The decrease in revenue is primarily due to the discontinuance of Sun State operations in March 2002, as well as an increase in off-hire days in the third quarter of 2003 as a result of vessel drydockings and repairs. The decrease is partially offset by improved rates and higher utilization in 2003.

        Towing revenue increased 21.7% to $28.1 million for the nine months ended September 30, 2003 from $23.1 million for the nine months ended September 30, 2002. The increase in revenue is due to increased vessel traffic in certain of the Company's ports, higher rates and improved utilization of the Company's tug fleet.

        Operating Expenses.    Operating expenses decreased 5.9% to $128.3 million for the nine months ended September 30, 2003 from $136.4 million for the same period in 2002. The decrease is due to a variety of factors, including the elimination of operating expenses for the Company's Sun State Marine Services subsidiary, which was discontinued in March 2002, a reduction in crewing payroll in the struggling U.S. Gulf of Mexico market, a decrease in repairs and maintenance for the Company's tanker segment due to major repairs done in the first nine months of 2002, and a decrease in fuel and consumables in the West Africa operating region. As a percentage of revenue, operating expenses decreased to 54.2% for the nine months ended September 30, 2003 from 55.6% for the 2002 period.

        Overhead Expenses.    Overhead expenses remained substantially the same at $28.5 million for the nine months ended September 30, 2003 compared to $28.7 million for the nine months ended September 30, 2002.

        Depreciation, Amortization and Drydocking.    Depreciation, amortization and drydocking decreased 1.8% to $48.7 million for the nine months ended September 30, 2003 from $49.6 million for the nine months ended September 30, 2002 primarily due to a reduction in drydockings in the offshore energy segment as the Company has been selling its older and smaller vessels.

        Gain on Disposal of Assets, Net.    Gain on disposal of assets, net decreased 12.7% to $1.4 million for the nine months ended September 20, 2003 from $1.6 million for the same period in 2002. The Company sold 16 vessels for the nine months ended September 30, 2003 as compared to 14 vessels for the same period in 2002.

        Net Interest Expense.    Net interest expense decreased 31.2% to $25.1 million for the nine months ended September 30, 2003 from $36.5 million for the same period in 2002. The decrease is primarily due to a lower debt balance and lower interest rates as a result of the recapitalization in September 2002.

        Other Expense, Net.    Other expense, net decreased 95.0% to $1.4 million for the nine months ended September 30, 2003 compared to $27.9 million for the same period in 2002, primarily due to the loss on early extinguishment of debt of $27.8 million in the 2002 period as a result of the recapitalization in September 2002.

Liquidity and Capital Resources

        Cash Flows.    Net cash provided by operating activities totaled $57.0 million for the nine months ended September 30, 2003 compared to $55.0 million for the same period in 2002. Net income (excluding loss on early extinguishment of debt) improved by $5.3 million over the 2002 period as a result of the factors mentioned above.

        Net cash used in investing activities was $35.8 million for the nine months ended September 30, 2003 compared to $8.1 million for the same period in 2002. The increase in cash used in investing activities is due to the cash purchases of the Seabulk Africa in January 2003 and the Seabulk Ipanema in April 2003, and the initial down payments on the Brazilian newbuilds in 2003 (see Note 4).

        Net cash used in financing activities for the nine months ended September 30, 2003 was $11.3 million compared to $14.1 million for the same period in 2002. The net cash used in financing activities in 2003 of $11.8 million is primarily due to the early payout of Title XI debt of $11.2 million (see Note 3).

        Recent Expenditures and Future Cash Requirements.    During the first nine months of 2003, the Company incurred $44.0 million in capital expenditures for fleet improvements and drydocking costs of which approximately $22 million was for the purchase of the Seabulk Africa and the Seabulk Ipanema, as well as for down payments on the two Brazilian newbuilds. For the remainder of 2003, maintenance capital expenditures are expected to aggregate approximately $8.3 million, and payments for the two Brazilian newbuilds are expected to aggregate approximately $6.8 million. The Company received net proceeds of approximately $13.3 million from the sale-leaseback of the Seabulk Africa in April 2003. Total 2003 capital expenditures of approximately $60 million will substantially cover all of our drydocking requirements for 57 vessels during 2003, as well as the new vessel purchases and down payments noted above.

        Long-term debt consisted of the following at September 30, 2003:

Facility	2003 Payments	Outstanding Balance as of September 30, 2003	Maturity	Interest Rate as of November 1, 2003
Bank Tranche A revolver	$68.7 million	$30.0 million	2008	4.62%
9.50% Senior Notes (see Note 13)	$0.0 million	$150.0 million	2013	9.50%
Title XI Financing Bonds	$15.3 million	$219.1 million	2005 to 2024	5.86% to 10.10%
Other notes payable	$4.4 million	$24.2 million	2003 to 2011	5.81% to 8.50%

        In addition to the revolver balance of $30.0 million, there are $3.3 million in outstanding letters of credit as of September 30, 2003. In connection with the Notes offering, the bank Tranche A revolver was amended (see Note 2). The Company is required to make semi-annual principal repayments of the revolver commencing February 2004 with the final payment due in August 2008.

        The Company's capital requirements arise primarily from its need to service debt, fund working capital, maintain and improve its vessels, and make vessel acquisitions. The Company's expected 2003 capital requirements for debt service, vessel maintenance and fleet improvements total approximately $116 million. The Company expects that cash flow from operations will continue to be a significant source of funds for its working capital and capital requirements.

        Management continues implementation of certain initiatives in an effort to improve profitability and liquidity. These initiatives include (1) planning a newbuilding program for offshore vessels,

(2) selective acquisitions and charters of additional vessels, (3) repositioning certain vessels to take advantage of higher day rates, (4) selling unprofitable and low margin vessels, and (5) eliminating non-essential operating and overhead expenses. In addition, the Company is exploring expansion opportunities in the international tanker business. The Company will operate one of its U.S. flag double hull tankers under a contract of affreightment in U.S. foreign commerce commencing in the fourth quarter of 2003 or first quarter of 2004, and is also reviewing newbuild tanker opportunities in foreign shipyards.

        While the Company believes that these initiatives are sound and attainable, the possibility exists that unforeseen events or business or regulatory conditions, including deterioration in its markets, could prevent the Company from meeting targeted operating results. If unforeseen events or business or regulatory conditions prevent the Company from meeting targeted operating results, it will continue to pursue alternative plans including additional asset sales, additional reductions in operating expenses, and deferral of capital expenditures, which should enable the Company to satisfy essential capital requirements. While the Company believes it could successfully complete alternative plans, if necessary, there can be no assurance that such alternatives would be available or that the Company would be successful in their implementation.

Effects of Inflation

        The rate of inflation has not had a material impact on the Company's operations. Moreover, if inflation remains at its recent levels, it is not expected to have a material impact on the Company's operations for the foreseeable future.

Recent Accounting Pronouncements

        In June 2001, the Accounting Executive Committee of the American Institute of Certified Public Accountants issued an exposure draft of a proposed Statement of Position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and prohibit the use of the deferral of the entire cost of a planned major maintenance activity. Currently, the costs incurred to drydock the Company's vessels are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 30 to 36 months. At its September 9, 2003 meeting, AcSEC voted to approve the SOP. The SOP is expected to be presented for FASB clearance in the first quarter of 2004 and would be applicable for fiscal years beginning after December 15, 2004. Management has determined that this SOP may have a material effect on the consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 14, and Technical Corrections, which eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect, and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Subsequent to the January 1, 2003 adoption date of the standard, the Company will be required to reclassify to continuing operations amounts previously reported as extinguishments of debt.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses the financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002. The adoption of the standard is not expected to have a significant impact on the Company.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, it must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure provisions of SFAS 123 to require expanded disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the variable interest entity. The primary beneficiary is defined as the party which, as a result of holding its variable interest, absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2003. The Company has determined that the adoption of FIN 46 will not have a significant impact on its financial position, results of operations or cash flows.

Item 3. Quantitative and Qualitative Disclosures of Market Risk

        The Company is exposed to market risk from changes in interest rates, which may adversely affect its results of operations and financial condition. On October 20, 2003, the Company entered into a ten-year interest rate swap agreement with Fortis Bank and other members of its bank group. Through this derivative instrument, which covers a notional amount of $150 million, the Company effectively converted the interest rate on its outstanding 9.5% senior notes due August 2013 to a floating rate based on LIBOR. The current effective floating interest rate is 6.05%. The swap agreement is expected to be secured by a second lien on the assets that secure the Company's amended and restated credit facility.

        The Jones Act restricts the U.S. coastwise trade to vessels owned, operated and crewed substantially by U.S. citizens. The Jones Act continues to be in effect and supported by Congress and the Administration. However, it is possible that the Company's advantage as a U.S. citizen operator of Jones Act vessels could be somewhat eroded over time as there continue to be periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act.

        Exposure to Short-Term Interest Rates. In connection with the Senior Notes offering, the Company has amended and restated its existing credit facility (see Note 2). The amended credit facility consists of an $80 million revolving credit facility and has a five-year maturity. The interest rate is currently 4.62%. A hypothetical 2.0% increase in interest rates on $80 million of debt would cause the Company's interest expense to increase on average approximately $1.2 million per year over the term of the loans, with a corresponding decrease in income before taxes.

Item 4. Controls and Procedures

  Evaluation of Disclosure Controls and Procedures.

        The Company maintains systems of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934) designed to ensure that the Company is able to record, process, summarize and report, within the applicable time periods, the information required in the Company's annual and quarterly reports under the Securities Exchange Act of 1934. Management of the Company has evaluated the effectiveness of these disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the principal executive officer and principal financial officer concluded that these disclosure controls and procedures are effective to accomplish their purpose. No changes were made during the period covered by this report to the Company's internal control over financial reporting (as defined in Rule 13a-15(f) of the Securities and Exchange Act of 1934) that have materially affected the Company's internal control over financial reporting or are reasonably likely to materially affect the Company's internal control over financial reporting.

        Attached as Exhibits 31.1 and 31.2 hereto are certifications by the Company's Chief Executive Officer and Chief Financial Officer, which are required by Section 302 of the Sarbanes-Oxley Act of 2002. The information set forth in this Item 4 should be read in conjunction with these Section 302 certifications.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        For information concerning certain legal proceedings, see Note 9 of the financial statements.

Item 2. Changes in Securities

  None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

        None.

Item 6. Exhibits and Reports on Form 8-K

(a) Exhibits
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934.
32.1
Certification of Principal Executive Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
32.2
Certification of Principal Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and rule 13a-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
  (b)
  Reports of Form 8-K

        The following reports on Form 8-K were filed (other than information reported pursuant to Item 9 which was furnished to the Securities and Exchange Commission rather than filed) during the quarter ended September 30, 2003:

          1.     The Company filed a Current Report on Form 8-K dated July 17, 2003. Item 5 was reported and no financial statements were filed.

          2.     The Company filed /furnished a Current Report on Form 8-K dated July 18, 2003. Items 7 and 9 were reported and no financial statements were filed.

          3.     The Company filed a Current Report on Form 8-K dated July 30, 2003. Item 5 was reported and no financial statements were filed.

          4.     The Company filed a Current Report on Form 8-K dated August 8, 2003. Items 7 and 12 were reported and no financial statements were filed.

          5.     The Company furnished a Current Report on Form 8-K dated September 3, 2003. Item 9 was reported and no financial statements were filed.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEABULK INTERNATIONAL, INC.
/S/ MICHAEL J. PELLICCI Michael J. Pellicci VP—Finance and Corporate Controller (Principal Accounting Officer) Date: November 14, 2003

Exhibit 31.1

CERTIFICATION OF
GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER
OF SEABULK INTERNATIONAL, INC.
PURSUANT TO EXCHANGE ACT RULE 13a-14(a)

I, Gerhard E. Kurz, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Seabulk International, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2003

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Title:	Chairman, President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF
VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER
OF SEABULK INTERNATIONAL, INC.
PURSUANT TO EXCHANGE ACT RULE 13a-14(a)

I, Vincent J. deSostoa, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Seabulk International, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2003

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Title:	Senior Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF
GERHARD E. KURZ, CHIEF EXECUTIVE OFFICER
OF SEABULK INTERNATIONAL, INC.
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 13a-14(b)

        The undersigned, being the Principal Executive Officer of Seabulk International, Inc. (the "Company"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Date:	November 14, 2003

Exhibit 32.2

CERTIFICATION OF
VINCENT J. deSOSTOA, CHIEF FINANCIAL OFFICER
OF SEABULK INTERNATIONAL, INC.
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 13a-14(b)

        The undersigned, being the Principal Financial Officer of Seabulk International, Inc. (the "Company"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Date:	November 14, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003
Commission File Number: 33-42039

SEABULK AMERICA PARTNERSHIP, LTD.

State of Incorporation: Florida	I.R.S. Employer I.D.: 59-2324484
Address and Telephone Number: 2200 Eller Drive P.O. Box 13038 Ft. Lauderdale, Florida 33316 (954) 523-2200

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety days. Yes ☐    No ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒    No ☐

SEABULK AMERICA PARTNERSHIP, LTD.

Index

2

Seabulk America Partnership, Ltd.
Balance Sheets (Unaudited)
(in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Prepaid expenses and other	$3	$—

Total current assets	3	—
Investment in affiliate	2,848	2,636

Total assets	$2,851	$2,636

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Due to affiliates	$63	$60

Total current liabilities	63	60
Commitments and contingencies
Partners' capital:
General partner	804	631
Limited partner	1,984	1,945

Total partners' capital	2,788	2,576

Total liabilities and partners' capital	$2,851	$2,636

See notes to financial statements

3

SEABULK AMERICA PARTNERSHIP, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating expenses	$—	$—	$—	$3
Other income (expense):
Equity in net earnings (losses) of unconsolidated affiliates	(75)	(71)	212	78

Total other income (expense)	(75)	(71)	212	78

Net income (loss)	$(75)	$(71)	$212	$75

Allocation of net income (loss):
General partner	$(61)	$(58)	$173	$61
Limited partner	(14)	(13)	39	14

Net income (loss)	$(75)	$(71)	$212	$75

See notes to financial statements

4

SEABULK AMERICA PARTNERSHIP, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Operating activities
Net income	$212	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net earnings of unconsolidated affiliates	(212)	(78)
Changes in operating assets and liabilities:
Prepaid expenses and other	(3)	—
Due to affiliates	3	3

Net cash provided by operating activities	—	—

Change in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

See notes to financial statements

5

SEABULK AMERICA PARTNERSHIP, LTD.

NOTES TO FINANCIAL STATEMENTS

September 30, 2003

(Unaudited)

1.    Organization and Basis of Presentation

        Seabulk America Partnership, Ltd. (SAPL or the Partnership), a Florida limited partnership, was formed on September 14, 1983 pursuant to a partnership agreement (the Agreement). SAPL holds a 41.67% limited partnership interest in Seabulk Transmarine Partnership, Ltd. (STPL). STPL, a Florida limited partnership, owns and operates a chemical transportation carrier, the Seabulk America, within the United States domestic trade. The partners of the Partnership include Seabulk Tankers, Ltd. (STL), a Florida limited partnership (holding an 81.59% interest in the Partnership), as sole general partner, and Stolt Tankers (U.S.A.), Inc., as limited partner (holding an 18.41% interest in the Partnership). STL is a wholly owned subsidiary of Seabulk International, Inc. (SBI or the Parent), a Delaware corporation.

        The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited financial statements should be read in conjunction with the financial statements and accompanying notes as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in the registration statement filed with the SEC by SBI and certain of its subsidiaries, including the Partnership, on October 31, 2003. For all periods presented, comprehensive income (loss) equals net income (loss).

2.    Partnership Agreement

        The general partner is responsible for the management of the Partnership. Pursuant to the Agreement, the general partner and the limited partners (collectively referred to as the Partners) are required to make capital contributions at such times and in such amounts as the general partner requests by notice. No additional capital contributions were required for the nine months ended September 30, 2003 or 2002. The Partners are not entitled to withdraw any part of their capital accounts or to receive any distribution from the Partnership except as specifically provided in the Agreement. All net income or net losses of the Partnership are to be allocated to the Partners' capital accounts in proportion to their partnership interests. The Partnership terminates on September 13, 2008, unless sooner terminated, liquidated, or dissolved by law or pursuant to the Agreement or unless extended by amendment to the Agreement.

3.    Recent Accounting Pronouncements

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the variable interest entity. The primary beneficiary is defined as the party which, as a result of holding its variable interest, absorbs a majority of the entity's

6

expected losses, receives a majority of its expected residual returns, or both. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004. The Partnership has not yet determined the impact that the adoption of FIN 46 will have on its financial position, results of operations or cash flows.

4.    Transactions with Affiliates

	September 30, 2003	December 31, 2002
	(in thousands)
Due to SBI	$61	$58
Due to STL	2	2

Total due to affiliates	$63	$60

        The amount payable to SBI represents the net balance as the result of various transactions between the Partnership and SBI. There are no terms of settlement associated with the account balance, but it is non-interest bearing and payable upon demand. The balance is primarily the result of the Partnership's participation in SBI's central cash management program, wherein substantially all the Partnership's cash receipts are remitted to SBI and substantially all cash disbursements are funded by SBI. Other transactions include miscellaneous other administrative expenses incurred by SBI on behalf of the Partnership. SBI provides various administrative services to the Partnership. It is SBI's policy to charge these expenses and all other central operating costs on the basis of direct usage. In the opinion of management, this method is reasonable.

        Transactions in the Due to SBI account for the nine months ended September 30, 2003 and 2002 are as follows:

	September 30, 2003	September 30, 2002
	(in thousands)
Balance at beginning of period	$58	$55
Prepaid expenses and other	3	3

Balance at end of period	$61	$58

5.    Senior Notes Offering

        On August 5, 2003, SBI completed the offering of $150 million of Senior Notes ("Notes") due 2013 through a private placement eligible for resale under Rule 144A and Regulation S. The net proceeds of the offering were used to repay a portion of the Parent's indebtedness under its existing $180 million credit facility. Interest on the Notes will be payable semi-annually in arrears, commencing on February 15, 2004. The interest rate on the Notes sold to private investors is 9.50%. The Notes are

7

senior unsecured obligations guaranteed by certain of the Parent's U.S. subsidiaries, including the Partnership. The Notes are subject to certain covenants, including, among other things, limiting the Parent's and certain U.S. subsidiaries' (including the Partnership's) ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, and make investments or sell assets. On October 31, 2003, SBI and certain U.S. subsidiaries (including the Partnership) filed a registration statement with the SEC to register substantially identical senior notes to be exchanged for the Notes pursuant to a registration rights agreement, so that the notes may be eligible for trading in the public markets. On November 13, 2003, the registration statement was declared effective and SBI commenced the exchange offer. The exchange offer expired on December 16, 2003.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The Partnership has limited revenues and expenses. Virtually all of the net income (loss) is derived from its equity investment in STPL. STPL's Management's Discussion and Analysis of Financial Condition and Results of Operations is contained in STPL's Quarterly Report on Form 10-Q for the period ended September 30, 2003.

Item 3. Quantitative and Qualitative Disclosures of Market Risk

        The Jones Act restricts the U.S. coastwise trade to vessels owned, operated and crewed substantially by U.S. citizens. The Jones Act continues to be in effect and supported by Congress and the Administration. However, it is possible that SBI's and STPL's advantage as a U.S. citizen operator of Jones Act vessels could be somewhat eroded over time as there continue to be periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act.

Item 4.    Controls and Procedures

  Evaluation of Disclosure Controls and Procedures

        As part of the group of entities that are subsidiaries of SBI, the Partnership relies on the disclosure controls and procedures of the Parent. SBI maintains systems of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934) designed to ensure that SBI and its subsidiaries are able to record, process, summarize and report, within the applicable time periods, the information required in the annual and quarterly reports filed by SBI, the Partnership and STPL under the Securities Exchange Act of 1934. Management has evaluated the effectiveness of these disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the principal executive officer and principal financial officer concluded that these disclosure controls and procedures are effective to accomplish their purpose. No changes were made during the period covered by this report to the Partnership's internal control over financial reporting (as defined in Rule 13a-15(f) of the Securities and Exchange Act of 1934) that have materially affected the Partnership's internal control over financial reporting or are reasonably likely to materially affect the Partnership's internal control over financial reporting.

        Attached as Exhibits 31.1 and 31.2 hereto are certifications by the principal executive officer and principal financial officer, which are required by Section 302 of the Sarbanes-Oxley Act of 2002. The information set forth in this Item 4 should be read in conjunction with these Section 302 certifications.

8

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        None.

Item 2. Changes in Securities

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

        None.

Item 6. Exhibits and Reports on Form 8-K

(a)
Exhibits

31.1	Certification of Principal Executive Officer pursuant to Rule 15d-14(a) of the Securities Exchange Act of 1934.
31.2	Certification of Principal Financial Officer pursuant to Rule 15d-14(a) of the Securities Exchange Act of 1934.
32.1
Certification of Principal Executive Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and Rule 15d-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
32.2
Certification of Principal Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and rule 15d-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
(b)
Reports on Form 8-K

        None.

9

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEABULK AMERICA PARTNERSHIP, LTD.
By:	SEABULK TANKERS, LTD. its General Partner
By:	SEABULK TRANSPORT, INC. its General Partner
/s/ VINCENT J. DESOSTOA Vincent J. deSostoa Senior Vice President and Chief Financial Officer of Seabulk Transport, Inc. (Principal Financial Officer) Date: December 22, 2003

10

Exhibit 31.1

CERTIFICATION OF
GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO EXCHANGE ACT RULE 15d-14(a)

I, Gerhard E. Kurz, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q of Seabulk America Partnership, Ltd.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: December 22, 2003

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Title:	Chairman, President and Chief Executive Officer of Seabulk Transport, Inc., general partner of Seabulk Tanker, Ltd., general partner of Seabulk America Partnership, Ltd.

Exhibit 31.2

CERTIFICATION OF
VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER
PURSUANT TO EXCHANGE ACT RULE 15d-14(a)

I, Vincent J. deSostoa, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q of Seabulk America Partnership, Ltd.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: December 22, 2003

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Title:	Senior Vice President, and Chief Financial Officer of Seabulk Transport, Inc, general partner of Seabulk Tankers, Ltd, general partner of Seabulk America Partnership, Ltd.

Exhibit 32.1

CERTIFICATION OF
GERHARD E. KURZ, CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)

        The undersigned, being the Chief Executive Officer of Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk America Partnership, Ltd. (the "Partnership"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Partnership fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Date:	December 22, 2003

Exhibit 32.2

CERTIFICATION OF
VINCENT J. deSOSTOA, CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)

        The undersigned, being the Chief Financial Officer of Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk America Partnership, Ltd. (the "Partnership"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Partnership fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Date:	December 22, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003
Commission File Number: 33-42039

SEABULK TRANSMARINE
PARTNERSHIP, LTD.

State of Incorporation: Florida	I.R.S. Employer I.D.: 59-2580172
Address and Telephone Number: 2200 Eller Drive P.O. Box 13038 Ft. Lauderdale, Florida 33316 (954) 523-2200

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety days. Yes ☐    No ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒    No ☐

SEABULK TRANSMARINE PARTNERSHIP, LTD.

Index

2

Seabulk Transmarine Partnership, Ltd.

Balance Sheets (Unaudited)

(in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash	$2,996	$13
Trade accounts receivable, net of allowance for doubtful accounts of $49 and $71 in 2003 and 2002, respectively	707	723
Insurance claims and other receivables	25	2
Marine operating supplies	581	586
Prepaid expenses and other	13	28

Total current assets	4,322	1,352
Vessel and equipment	50,161	50,150
Less accumulated depreciation	(19,651)	(18,098)

Vessel and equipment, net	30,510	32,052
Deferred drydocking costs	1,226	1,840

Total assets	$36,058	$35,244

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accrued liabilities and other	$447	$518

Total current liabilities	447	518
Due to affiliates	31,854	31,478
Commitments and contingencies
Partners' capital:
General partner	2,068	1,900
Limited partners	1,689	1,348

Total partners' capital	3,757	3,248

Total liabilities and partners' capital	$36,058	$35,244

See notes to financial statements

3

Seabulk Transmarine Partnership, Ltd.

Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$3,358	$2,872	$10,705	$9,781
Operating expenses:
Crew payroll and benefits	754	885	2,313	2,537
Repairs and maintenance	259	269	612	611
Insurance	94	52	313	198
Fuel and consumables	441	300	1,326	1,091
Port charges and other	550	298	1,541	1,322

Total operating expenses	2,098	1,804	6,105	5,759
Overhead expenses:
Salaries and benefits	58	63	188	194
Overhead allocated from affiliate	138	138	413	413
Professional fees allocated from affiliate	—	5	2	16
Other	13	16	61	33

Total overhead expenses	209	222	664	656
Depreciation, amortization and drydocking	821	526	2,166	1,669

Income from operations	230	320	1,770	1,697
Interest expense charged by affiliate	410	491	1,261	1,510

Net income (loss)	$(180)	$(171)	$509	$187

Allocation of net income (loss):
General partner	$(59)	$(56)	$168	$62
Limited partners	(121)	(115)	341	125

Net income (loss)	$(180)	$(171)	$509	$187

See notes to financial statements

4

Seabulk Transmarine Partnership, Ltd.

Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Operating activities
Net income	$509	$187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of vessel and equipment	1,553	1,299
Amortization of drydocking costs	614	370
Changes in operating assets and liabilities:
Accounts receivable	16	695
Insurance claims and other receivables	(23)	(1)
Marine operating supplies	5	(49)
Other current and long-term assets	15	8
Accrued liabilities and other	(71)	89

Net cash provided by operating activities	2,618	2,598
Investing activities
Purchases of equipment	(11)	(72)

Net cash used in investing activities	(11)	(72)
Financing activity
Due to affiliates	376	(2,532)

Net cash provided by (used in) financing activity	376	(2,532)
Change in cash	2,983	(6)
Cash at beginning of period	13	14

Cash at end of period	$2,996	$8

See notes to financial statements

5

Seabulk Transmarine Partnership, Ltd.

Notes to Financial Statements

September 30, 2003
(Unaudited)

1. Organization and Basis of Presentation

        Seabulk Transmarine Partnership, Ltd. (STPL or the Partnership), a Florida limited partnership, was formed on August 30, 1985, pursuant to a partnership agreement (the Agreement), to own and operate a chemical transportation carrier, the Seabulk America. The general partner of the Partnership is Seabulk Tankers, Ltd. (STL), a Florida limited partnership (33%), and the limited partners are STL (holding a 0.33% interest in the Partnership), Seabulk America Partnership Ltd. (SAPL), a Florida limited partnership (holding a 41.67% interest in the Partnership), and Stolt Tankers (U.S.A.) Inc. (holding a 25% interest in the Partnership).

        The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited financial statements should be read in conjunction with the financial statements and accompanying notes as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in the registration statement filed with the SEC by Seabulk International, Inc. (SBI) and certain of its subsidiaries, including the Partnership, on October 31, 2003. For all periods presented, comprehensive income equals net income.

2. Partnership Agreement

        The general partner is responsible for the management of the Partnership. Pursuant to the Agreement, the general partner and the limited partners (collectively referred to as the Partners) are required to make capital contributions at such times and in such amounts as the general partner requests by notice. No additional capital contributions were required for the nine months ended September 30, 2003 or 2002. The Partners are not entitled to withdraw any part of their capital accounts or to receive any distribution from the Partnership except as specifically provided in the Agreement. All net income or net losses of the Partnership are to be allocated to the Partners' capital accounts in proportion to their partnership interests. The Partnership terminates on August 30, 2010, unless sooner terminated, liquidated or dissolved by law or pursuant to the Agreement or unless extended by amendment to the Agreement.

3. Vessel and Equipment

        Vessel and equipment are stated at cost, less accumulated depreciation. Significant renewals and improvements that extend the useful lives of the assets are capitalized. Maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 5 to 29 years, as determined by the Oil Pollution Act of 1990 and other factors. Pursuant to OPA 90, the Seabulk America cannot be used to transport petroleum or petroleum products in U.S. commerce after 2015. In

6

June 2003, the Partnership reduced the remaining useful life of the vessel by five years to 2015. The Partnership has determined that the vessel will likely not be working in foreign waters after its OPA 90 life in the United States. This change in estimate increased depreciation by approximately $237,000 for the nine months ended September 30, 2003.

4. Transactions with Affiliates

        The amount payable to affiliates represents an advance between the Partnership and SBI as a result of various transactions. The Partnership pays against the advance balance when it has generated a positive cash flow from operations. The advance is primarily the result of the Partnership's participation in SBI's central cash management program, wherein substantially all the Partnership's cash receipts are remitted to SBI and substantially all cash disbursements are funded by SBI. Other transactions include miscellaneous administrative expenses incurred by SBI on behalf of the Partnership.

        SBI provides various administrative services to the Partnership, including legal assistance and technical expertise on ship management and maintenance. It is SBI's policy to charge these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated pursuant to the terms of the Agreement. Amounts charged by SBI include interest on the outstanding amounts due to SBI and a monthly management fee (overhead allocated from SBI), as set forth in the Agreement, which can be adjusted annually based on changes in the Consumer Price Index. During the nine months ended September 30, 2003, SBI charged interest at the weighted average rate of 5.39% based on the amount due to SBI. SBI also allocates 10% of its tanker administrative overhead cost to the Partnership. In the opinion of management, these allocation methodologies are reasonable.

        Transactions in the Due to Affiliates account for the nine months ended September 30, 2003 and 2002 are as follows:

	September 30, 2003	September 30, 2002
	(in thousands)
Balance at beginning of period	$(31,478)	$(31,121)
Net cash remitted to SBI	7,654	10,457
Overhead allocated from SBI	(413)	(413)
Interest expense charged by SBI	(1,261)	(1,510)
Operating expenses	(6,105)	(5,759)
Professional fees allocated from SBI	(2)	(16)
Other items	(249)	(227)

Balance at end of period	$(31,854)	$(28,589)

7

5. Commitments and Contingencies

        Unions and Collective Bargaining Agreements.    Substantially all of the crew of the Seabulk America is subject to collective bargaining agreements. Management considers relations with the crewmembers to be satisfactory; however, if these relations were to deteriorate, it could have an adverse effect on the Partnership's operating results. The collective bargaining agreement with the officers (licensed crew) union, which represents approximately 53% of the total crew, will expire on December 31, 2003. The collective bargaining agreement for the non-union crew (unlicensed crew), which represents approximately 47% of the total crew, will expire on December 31, 2004.

        Litigation.    The Partnership is sometimes named as a defendant in litigation, usually relating to claims for bodily injuries or property damage. The Partnership, through SBI, maintains insurance coverage against such claims to the extent deemed prudent by management and applicable deductible amounts are accrued at the time of the incident. In the opinion of management, the Partnership is not currently a party to any legal proceeding, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on its financial position, results of operations, or cash flows.

6. Recent Accounting Pronouncements

        In June 2001, the Accounting Executive Committee of the American Institute of Certified Public Accountants issued an exposure draft of a proposed Statement of Position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and prohibit the use of the deferral of the entire cost of a planned major maintenance activity. Currently, the costs incurred to drydock the Seabulk America are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 30 to 36 months. At its September 9, 2003 meeting, AcSEC voted to approve the SOP. The SOP is expected to be presented for FASB clearance in the first quarter of 2004 and would be applicable for fiscal years beginning after December 15, 2004. Management has determined that this SOP may have a material effect on the Partnership's financial statements.

7. Senior Notes Offering

        On August 5, 2003, SBI completed the offering of $150 million of Senior Notes ("Notes") due 2013 through a private placement eligible for resale under Rule 144A and Regulation S. The net proceeds of the offering were used to repay a portion of the Parent's indebtedness under its existing $180 million credit facility. Interest on the Notes will be payable semi-annually in arrears, commencing on February 15, 2004. The interest rate on the Notes sold to private investors is 9.50%. The Notes are senior unsecured obligations guaranteed by certain of the Parent's U.S. subsidiaries, including the Partnership. The Notes are subject to certain covenants, including, among other things, limiting the Parent's and certain U.S. subsidiaries' (including the Partnership's) ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, and make investments or sell assets. On October 31, 2003, SBI and certain U.S. subsidiaries (including the Partnership) filed a registration statement with the SEC to register substantially identical senior notes to be exchanged for the Notes pursuant to a registration rights agreement, so that the notes may be eligible for trading in

8

the public markets. On November 13, 2003, the registration statement was declared effective and SBI commenced the exchange offer. The exchange offer expired on December 16, 2003.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the unaudited financial statements and the related notes thereto included elsewhere in this Report.

        The MD&A contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in the MD&A are forward-looking statements. Although the Partnership believes that the expectations and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that they will prove correct.

Three months ended September 30, 2003 compared with the three months ended September 30, 2002

        Revenue.    Revenue increased 16.9% to $3.4 million for the three months ended September 30, 2003 from $2.9 million for the three months ended September 30, 2002. The increase is primarily due to more off-hire days in the 2002 period as a result of a scheduled drydocking in the third quarter of 2002.

        Operating Expenses.    Operating expenses increased 16.3% to $2.1 million for the three months ended September 30, 2003 from $1.8 million for the same period in 2002. The increase is primarily due to an increase in fuel and port charges as a result of more off-hire days in the 2002 period. Fuel and port charges generally are not incurred during a drydocking. As a percentage of revenue, operating expenses decreased to 62.5% for the three months ended September 30, 2003 from 62.8% for the 2002 period.

        Overhead Expenses.    Overhead expenses remained substantially the same at $0.2 million for the three months ended September 30, 2003 and 2002. As a percentage of revenue, overhead expenses decreased to 6.2% for the three months ended September 20, 2003 compared to 7.7% for the same period in 2002 as a result of the higher revenue in the 2003 period as discussed above.

        Depreciation, Amortization and Drydocking.    Depreciation, amortization and drydocking increased 56.1% to $0.8 million for the three months ended September 30, 2003 from $0.5 million for the three months ended September 30, 2002. The increase is due to higher drydock amortization in the 2003 period as the cost of the drydock in the third quarter of 2002 was substantially higher than the cost of the previous drydocking. Drydocking costs are deferred and amortized over 30 months.

        Interest Expense Charged by Affiliate.    Interest expense charged by affiliate decreased 16.5% to $0.4 million for the three months ended September 30, 2003 from $0.5 million for the same period in 2002. The decrease is primarily due to a reduction in the interest rate charged by SBI as a result of the SBI recapitalization in September 2002.

9

Nine months ended September 30, 2003 compared with the nine months ended September 30, 2002

        Revenue.    Revenue increased 9.4% to $10.7 million for the nine months ended September 30, 2003 from $9.8 million for the nine months ended September 30, 2002. The increase is primarily due to more off-hire days in the 2002 period as a result of a scheduled drydocking in the third quarter of 2002.

        Operating Expenses.    Operating expenses increased 6.0% to $6.1 million for the nine months ended September 30, 2003 from $5.8 million for the same period in 2002. The increase is primarily due to an increase in fuel and port charges as a result of more off-hire days in the 2002 period. As a percentage of revenue, operating expenses decreased to 57.0% for the nine months ended September 30, 2003 from 58.9% for the 2002 period.

        Overhead Expenses.    Overhead expenses remained substantially the same at $0.7 million for the nine months ended September 30, 2003 and 2002. As a percentage of revenue, overhead expenses decreased to 6.2% for the nine months ended September 30, 2003 compared to 6.7% for the same period in 2002 as a result of the higher revenue in the 2003 period as discussed above.

        Depreciation, Amortization and Drydocking.    Depreciation, amortization and drydocking increased 29.8% to $2.2 million for the nine months ended September 30, 2003 from $1.7 million for the nine months ended September 30, 2002 primarily due to higher drydock amortization in the 2003 period as the cost of the drydock in the third quarter of 2002 was substantially higher than the cost of the previous drydock.

        Interest Expense Charged by Affiliate.    Interest expense charged by affiliate decreased 16.5% to $1.3 million for the nine months ended September 30, 2003 from $1.5 million for the same period in 2002. The decrease is primarily due to a reduction in the interest rate charged by SBI as a result of the recapitalization in September 2002.

Item 3. Quantitative and Qualitative Disclosures of Market Risk

        The Jones Act restricts the U.S. coastwise trade to vessels owned, operated and crewed substantially by U.S. citizens. The Jones Act continues to be in effect and supported by Congress and the Administration. However, it is possible that SBI's and STPL's advantage as a U.S. citizen operator of Jones Act vessels could be somewhat eroded over time as there continue to be periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act.

Item 4. Controls and Procedures

  Evaluation of Disclosure Controls and Procedures.

        As part of the group of entities that are subsidiaries of SBI, the Partnership relies on the disclosure controls and procedures of the parent. SBI maintains systems of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934) designed to ensure that SBI and its subsidiaries are able to record, process, summarize and report, within the applicable

10

time periods, the information required in the annual and quarterly reports filed by SBI, the Partnership and SAPL under the Securities Exchange Act of 1934. Management has evaluated the effectiveness of these disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the principal executive officer and principal financial officer concluded that these disclosure controls and procedures are effective to accomplish their purpose. No changes were made during the period covered by this report to the Partnership's internal control over financial reporting (as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934) that have materially affected the Partnership's internal control over financial reporting or are reasonably likely to materially affect the Partnership's internal control over financial reporting.

        Attached as Exhibits 31.1 and 31.2 hereto are certifications by the principal executive officer and chief financial officer, which are required by Section 302 of the Sarbanes-Oxley Act of 2002. The information set forth in this Item 4 should be read in conjunction with these Section 302 certifications.

11

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        For information concerning legal proceedings, see Note 5 of the financial statements.

Item 2. Changes in Securities

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

        None.

Item 6. Exhibits and Reports on Form 8-K

(a) Exhibits
31.1	Certification of Principal Executive Officer pursuant to Rule 15d-14(a) of the Securities Exchange Act of 1934.
31.2	Certification of Principal Financial Officer pursuant to Rule 15d-14(a) of the Securities Exchange Act of 1934.
32.1
Certification of Principal Executive Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and Rule 15d-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
32.2
Certification of Principal Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and Rule 15d-14(b) of the Securities Exchange Act of 1934 (furnished herewith).
  (b)
  Reports on Form 8-K

        None.

12

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEABULK TRANSMARINE PARTNERSHIP, LTD.
By:	SEABULK TANKERS, LTD. its General Partner
By:	SEABULK TRANSPORT, INC. its General Partner
/s/ VINCENT J. DESOSTOA Vincent J. deSostoa Senior Vice President and Chief Financial Officer of Seabulk Transport, Inc. (Principal Financial Officer) Date: December 22, 2003

13

Exhibit 31.1

CERTIFICATION OF
GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO EXCHANGE ACT RULE 15d-14(a)

I, Gerhard E. Kurz, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Seabulk Transmarine Partnership, Ltd.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: December 22, 2003

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Title:	Chairman, President and Chief Executive Officer of Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk Transmarine Partnership, Ltd.

Exhibit 31.2

CERTIFICATION OF
VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER
PURSUANT TO EXCHANGE ACT RULE 15d-14(a)

I, Vincent J. deSostoa, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Seabulk Transmarine Partnership, Ltd.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: December 22, 2003

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Title:	Senior Vice President and Chief Financial Officer of Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk Transmarine Partnership, Ltd.

Exhibit 32.1

CERTIFICATION OF
GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)

        The undersigned, being the Chief Executive Officer Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk Transmarine Partnership, Ltd. (the "Partnership"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Partnership fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

/s/ GERHARD E. KURZ
Name:	Gerhard E. Kurz
Date:	December 22, 2003

Exhibit 32.2

CERTIFICATION OF
VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)

        The undersigned, being the Chief Financial Officer of Seabulk Transport, Inc., general partner of Seabulk Tankers, Ltd., general partner of Seabulk Transmarine Partnership, Ltd. (the "Partnership"), does hereby certify that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Form 10-Q") of the Partnership fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

/s/ VINCENT J. DESOSTOA
Name:	Vincent J. deSostoa
Date:	December 22, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2004

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28732 (Commission File Number)	65-0966399 (IRS Employer Identification No.)
2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant's telephone number, including area code (954) 523-2200

Item 5.    Other Events.

        Seabulk International, Inc. issued a press release on March 8, 2004, announcing the settlement of litigation against two of its suppliers. The following was included in the press release:

SEABULK ANNOUNCES SETTLEMENT

        Fort Lauderdale, Fla., March 8, 2004—Seabulk International, Inc. (Nasdaq: SBLK) today announced that it had received a total of $4.5 million in proceeds from the settlement of litigation against two of its suppliers. The payment will be reflected in the Company's results for the quarter ending March 31, 2004. Citing a confidentiality clause in the settlement, the Company gave no further details.

        With a fleet of 154 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. The Company provides benchmark quality service to its customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.
By:	/s/ ALAN R. TWAITS ALAN R. TWAITS Senior Vice President, General Counsel and Secretary

March 8, 2004

QuickLinks

SEABULK INTERNATIONAL, INC. Index
PART I. FINANCIAL INFORMATION
  Item 1. Condensed Consolidated Financial Statements
Seabulk International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited) (in thousands, except par value data)
Seabulk International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)
Seabulk International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)
Seabulk International, Inc. and Subsidiaries Notes to Condensed Consolidated Financial Statements September 30, 2003 (Unaudited)
Condensed Consolidating Balance Sheet (in thousands) As of September 30, 2003
Condensed Consolidating Balance Sheet (in thousands)
Condensed Consolidating Statement of Operations (in thousands)
Condensed Consolidating Statement of Operations (in thousands)
Condensed Consolidating Statement of Operations (in thousands)
Condensed Consolidating Statement of Operations (in thousands)
Condensed Consolidating Statement of Cash Flows (in thousands) Nine Months Ended September 30, 2003
Condensed Consolidating Statement of Cash Flows (in thousands) Nine Months Ended September 30, 2002
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
  PART II. OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURE
  Exhibit 31.1
CERTIFICATION OF GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER OF SEABULK INTERNATIONAL, INC. PURSUANT TO EXCHANGE ACT RULE 13a-14(a)
  Exhibit 31.2
CERTIFICATION OF VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER OF SEABULK INTERNATIONAL, INC. PURSUANT TO EXCHANGE ACT RULE 13a-14(a)
  Exhibit 32.1
CERTIFICATION OF GERHARD E. KURZ, CHIEF EXECUTIVE OFFICER OF SEABULK INTERNATIONAL, INC. PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 13a-14(b)
  Exhibit 32.2
CERTIFICATION OF VINCENT J. deSOSTOA, CHIEF FINANCIAL OFFICER OF SEABULK INTERNATIONAL, INC. PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 13a-14(b)
SEABULK AMERICA PARTNERSHIP, LTD. Index
Seabulk America Partnership, Ltd. Balance Sheets (Unaudited) (in thousands)
SEABULK AMERICA PARTNERSHIP, LTD. STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands)
SEABULK AMERICA PARTNERSHIP, LTD. STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)
SEABULK AMERICA PARTNERSHIP, LTD. NOTES TO FINANCIAL STATEMENTS September 30, 2003 (Unaudited)
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
PART II. OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
Signature
  Exhibit 31.1
CERTIFICATION OF GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER PURSUANT TO EXCHANGE ACT RULE 15d-14(a)
  Exhibit 31.2
CERTIFICATION OF VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER PURSUANT TO EXCHANGE ACT RULE 15d-14(a)
  Exhibit 32.1
CERTIFICATION OF GERHARD E. KURZ, CHIEF EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)
  Exhibit 32.2
CERTIFICATION OF VINCENT J. deSOSTOA, CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)
SEABULK TRANSMARINE PARTNERSHIP, LTD. Index
Seabulk Transmarine Partnership, Ltd. Balance Sheets (Unaudited) (in thousands)
Seabulk Transmarine Partnership, Ltd. Statements of Operations (Unaudited) (in thousands)
Seabulk Transmarine Partnership, Ltd. Statements of Cash Flows (Unaudited) (in thousands)
Seabulk Transmarine Partnership, Ltd. Notes to Financial Statements September 30, 2003 (Unaudited)
  PART II. OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURE
  Exhibit 31.1
CERTIFICATION OF GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER PURSUANT TO EXCHANGE ACT RULE 15d-14(a)
  Exhibit 31.2
CERTIFICATION OF VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER PURSUANT TO EXCHANGE ACT RULE 15d-14(a)
  Exhibit 32.1
CERTIFICATION OF GERHARD E. KURZ, PRINCIPAL EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)
  Exhibit 32.2
CERTIFICATION OF VINCENT J. deSOSTOA, PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. § 1350 AND EXCHANGE ACT RULE 15d-14(b)
  Item 5. Other Events.
SEABULK ANNOUNCES SETTLEMENT
SIGNATURES